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                                                                   Exhibit 10.37

                             TERMINATION AND RELEASE
                                    AGREEMENT

      THIS TERMINATION AND RELEASE AGREEMENT (this "Release") is entered into this 27th day of January, 1999, by and between Reprogenesis, Inc., a Texas corporation ("Reprogenesis"), and American Medical Systems, Inc., a Delaware corporation ("AMS").

                                    RECITALS

      WHEREAS, American Medical Systems, Inc., a Minnesota corporation ("AMS Minnesota") and Reprogenesis' predecessor, Reprogenesis, L.P., a Texas limited partnership, entered into that certain Research and Development Agreement dated September 7, 1995, as amended to the date hereof (as amended, the "Research and Development Agreement") and that certain Supply and Marketing Agreement dated September 7, 1995, as amended to the date hereof (as amended, the "Supply and Marketing Agreement") (the Research and Development Agreement and the Supply and Marketing Agreement are referred to, collectively, as the "AMS Agreements") to enable Reprogenesis to conduct certain research and development with respect to human tissue engineering processes and products; and

      WHEREAS, AMS Minnesota has assigned its rights under the AMS Agreements to AMS.

      WHEREAS Reprogenesis and AMS desire to (i) terminate the AMS Agreements pursuant to the provisions set forth herein and (ii) release certain claims which they may have against one another.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      Section 1. Defined Terms. Capitalized terms used but not expressly defined in this Release have the respective meanings given to them in the Research and Development Agreement.

      Section 2. Termination of AMS Agreements. Each of the Research and Development Agreement and the Supply and Marketing Agreement is hereby terminated effective January 26, 1999. Except as otherwise provided herein, no party thereto shall have any further rights or obligations under either of such agreements, whether arising prior to or after the date hereof. Notwithstanding the foregoing, the provisions of clauses (b) and (c) of Section 6.1 (Indemnification) and Sections 7.1 (Ownership of Technology) and 7.5 (Confidential Information) of the Research and Development Agreement shall continue to be in full force and effect. The foregoing sentence shall supersede and replace Section 9.5 of the Research and Development Agreement and Section
12.4 of the Supply and Marketing Agreement, and neither of such sections shall have any further effect.

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      Section 3. AMS Reimbursement. AMS will reimburse Reprogenesis $1,149,869 pursuant to the 1998 fourth quarter Reprogenesis Invoice #1998004 dated January 11, 1999. With respect to the period from January 1, through January 26, 1999, AMS will reimburse Reprogenesis for 80% of Actual Costs incurred during such period, such reimbursement in no event exceeding 80% of the pro-rated Appendix A Budget for such period attached to Amendment No. 1 to the Research and Development Agreement dated April 16, 1998. Such reimbursements will be made within 45 days of delivery of the applicable invoice. AMS will not have any obligation to reimburse Reprogenesis for any Actual Costs incurred subsequent to January 26, 1999.

      Section 4. No Further Milestone Payment. Reprogenesis acknowledges that AMS will not make any further milestone payments contemplated by Section 4.3 of the Research and Development Agreement, including, but not limited to, a milestone payment of $1,375,000 for the Feasibility Study relating to the Urinary Incontinence Product.

      Section 5. Reprogenesis Reimbursement to AMS. In lieu of any amounts that would otherwise be owing from Reprogenesis to AMS pursuant to the terms of
Section 9.3(c) of the Research and Development Agreement, Reprogenesis will make the following payments to AMS up to an aggregate of $4,000,000

                 (a) If Reprogenesis proceeds with the development of either the vesicoureteral reflux product ("VRP") or the urinary incontinence product ("UIP"), Reprogenesis will pay $500,000 to AMS. "Proceeds with the development" shall mean the biopsy of and/or injection of the bulking agent into any reflux or incontinence patients by or on behalf of Reprogenesis in any existing or future clinical trials of either the VRP or UIP.

                 (b) Reprogenesis will pay to AMS an additional $1 million on upon the first to occur of (i) FDA regulatory approval in the United States for the VRP or the UIP or (ii) regulatory approval or notification in any foreign country for the VRP or the UIP.

                 (c) Reprogenesis will pay to AMS an additional $1.25 million upon the commercialization of the VRP and an additional $1.25 million upon the commercialization of the UIP (each, a "Commercialization Payment").

                 (d) Reprogenesis will notify AMS within five business days of the achievement of any of the events set forth in this Section 5. Any payment under Section 5(a) or (b) will be paid by Reprogenesis prior to the expiration of 45 days after the event causing such payment to be due. Any Commercialization Payment will be paid in equal monthly installments of $52,083.33 over the 24-month-period beginning immediately after the commercialization of each such product.

                 (e) Reprogenesis will not sell, license, transfer or otherwise dispose of or grant any material commercialization rights to the VRP or the UIP unless (i) AMS has consented to such transaction in advance or (ii) the other party to such transaction has agreed in writing and for the benefit of AMS to be obligated, in the event Reprogenesis

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fails to make such payments, to make the payments set forth in this Section 5 that relate to the product that is subject of such transaction. In any case, Reprogenesis will remain obligated to make any such payments.

      Section 6. Release by AMS. AMS expressly releases, fully and finally, Reprogenesis and its directors, officers, shareholders, general partners, limited partners, agents, employees, subsidiaries, parents, heirs, executors, administrators, accountants, attorneys and other representatives, successors and assigns, past, present or future from and against all manner of claims, causes of action, suits, demands, debts, sums of money, accounts, covenants, contracts, controversies, agreements, and promises on its part of any kind whatsoever, known or unknown, suspected or unsuspected, direct, indirect or contingent, in law or in equity (collectively, "Claims"), arising at any time from the beginning of the world to the date hereof and in any manner, resulting from or arising out of or in connection with (i) the Research and Development Agreement or (ii) the Supply and Marketing Agreement; provided that no Claim resulting from or arising out of or in connection with the continuing provisions of the Research and Development Agreement set forth in Section 2 of this Agreement or the provisions hereof shall be affected by this release.

      Section 7. Release by Reprogenesis. Reprogenesis expressly releases, fully and finally, AMS and its directors, officers, shareholders, general partners, limited partners, agents, employees, subsidiaries, parents, heirs, executors, administrators, accountants, attorneys and other representatives, successors and assigns, past, present or future from and against all Claims arising at any time from the beginning of the world to the date hereof and in any manner resulting from or arising out of (i) the Research and Development Agreement or (ii) the Supply and Marketing Agreement; provided that no Claim resulting from or arising out of or in connection with the continuing provisions of the Research and Development Agreement set forth in Section 2 of this Agreement or the provisions hereof shall be affected by this release.

      Section 8. Proprietary Technology. AMS represents that it does not have any rights to proprietary technology or intellectual property arising out of the Sponsored Research Agreement dated January 1, 1996 between AMS and Children's Hospital ("Children's"). AMS agrees that Reprogenesis may negotiate directly with Children's to acquire any such technology or intellectual property. Reprogenesis and AMS acknowledge that after January 26, 1999, AMS will no longer provide financial support for the patent prosecution of applications filed by Children's relating to inventions made during the term of the Sponsored Research Agreement.

      Section 9. Publication. AMS will immediately refer all technical inquiries regarding any Products to Reprogenesis. Each party agrees to (i) consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, (ii) make a good faith effort to reflect any comments received from the other party in such press release or public statements, and (iii) state its reason for the termination of the AMS Agreements in any such release or public statement as for "business reasons."

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      Section 10. Forbearance. Each of the parties agrees to refrain and forbear from in any manner initiating, instituting, encouraging or participating in any lawsuit, action or other proceeding against any other party to this Release, which is based upon a claim, cause of action, suit, demand, debt, sum of money, account, covenant, contract, controversy, agreement or promise on his, her or its part which has been released pursuant hereto.

      Section 11. Validity of Release. Each of the parties represents and warrants that this Release has been duty executed and delivered by it, is its valid and binding obligation and is enforceable against it in accordance with its terms.

      Section 12. Entire Agreement The parties to this Release understand and agree that the terms of this Release supersede any prior discussions, understandings or agreements between and among them relative to the specific subject matter hereof, and that the terms of this Release are intended to constitute a binding contract between and among them for their express benefit.

      Section 13. Representation by Counsel. Each of the parties represents and acknowledges that it has been represented in the negotiations for, and in its review of, this Release by counsel which it has voluntarily chosen, that such party has fully read and understands the terms of this Release and that the legal effect of this Release was fully explained to it by its counsel.

      Section 14. No Assignment of Claims. Each of the parties represents and warrants that it currently owns each and all of the Claims hereby released by such party, and that such party has not heretofore assigned, hypothecated or transferred, and will not hereafter in any manner assign, hypothecate or transfer, to any person, any Claim on such party's part of any kind or nature whatsoever, which is in any manner connected with, based upon or related to, or which arises out of, the Claims released by this Release.

      Section 15. Modification; Waiver. This Release may not be modified and its provisions may not be waived except in writing executed by the party against whom enforcement of such modification or waiver is sought.

      Section 16. Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of Minnesota. The provisions of Sections 11.8 and 11.9 of the Research Agreement shall be applicable to this Release and are incorporated herein, as though fully set forth herein.

      [Remainder of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, the parties hereto have executed this Release on the date first above written.

                                    REPROGENESIS, INC.

                                    By:  /s/ Daniel R. Omstead
                                         -----------------------
                                    Daniel R. Omstead
                                    President and CEO


                                    AMERICAN MEDICAL SYSTEMS, INC.

                                    By:  /s/ Larry W. Getlin
                                         -----------------------
                                    Larry W. Getlin
                                    Vice President Regulatory/Medical Affairs
                                    & Quality Systems

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